                                                                      Exhibit 20

                           FIRST FRANKLIN CORPORATION
                               4750 ASHWOOD DRIVE
                             CINCINNATI, OHIO 45241
                                 (513) 469-5352


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 27, 1998

         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of First Franklin Corporation (the "Company"), the holding company for The Franklin Savings and Loan Company ("Franklin"), will be held at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241 on April 27, 1998, at 3:00 p.m.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

                  1.       The reelection of two directors of the Company;

                  2. The amendment of The First Franklin Corporation 1997 Stock Option and Incentive Plan to permit all employees to be eligible for stock option awards;

                  3. The ratification of the selection of Clark, Schaefer, Hackett & Co. as the independent accountants of the Company for the current fiscal year; and

                  4. Such other matters as may properly come before the Meeting or any adjournments thereof.

         The Board of Directors is not aware of any other business to come before the Meeting. Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned.

         Stockholders of record at the close of business on March 11, 1998, are the stockholders entitled to vote at the Meeting and any adjournments thereof. You are requested to fill in and sign the enclosed form of Proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you submit a later-dated proxy or written revocation to the Company before the commencement of voting at the Meeting or if you attend and vote at the Meeting in person by written ballot.


Cincinnati, Ohio
March 26, 1998                         By Order of the Board of Directors


                                       /s/ THOMAS H. SIEMERS
                                       -------------------------------------
                                       Thomas H. Siemers
                                       President and Chief Executive Officer

================================================================================
         IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
================================================================================

                           FIRST FRANKLIN CORPORATION
                               4750 ASHWOOD DRIVE
                             CINCINNATI, OHIO 45241
                                 (513) 469-5352


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1998


         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of First Franklin Corporation (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, on April 27, 1998, at 3:00 p.m., and at all adjournments of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 26, 1998.

         Stockholders who execute proxies retain the right to revoke them at any time prior to the votes being taken at the Meeting. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by the filing of a later-dated proxy or written revocation prior to a vote being taken on a particular proposal at the Meeting or by attending the Meeting and voting in person by written ballot. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given therein and, in the absence of specific instructions to the contrary, will be voted:

         FOR      the reelection of James E. Hoff, S.J., and Thomas H. Siemers
         ---      as directors of the Company for terms expiring in 2001;

         FOR      the amendment of The First Franklin Corporation 1997 Stock
         ---      Option and Incentive Plan (the "1997 Option Plan"); and

         FOR      the ratification of the selection of Clark, Schaefer, Hackett
         ---      & Co. ("Clark Schaefer") as the independent accountants of the
                  Company for the current fiscal year.

         A majority of the shares of the Company's issued and outstanding common stock (the "Common Stock"), present in person or represented by proxy at the Meeting, shall constitute a quorum for purposes of the Meeting. Abstentions and broker Non-votes (defined below) are counted for purposes of determining a quorum.

                                  VOTE REQUIRED

         Two directors shall be elected by a plurality of the shares present in person or by proxy at the Meeting and validly voted in the election of directors. Shares as to which the authority to vote is withheld and shares held by a nominee for a beneficial owner which are present in person or by proxy but are not voted with respect to the election of directors ("Non-votes") are not counted toward the election of directors. If the enclosed Proxy is signed, dated and returned by the stockholder but no vote is specified thereon, the shares held by such stockholder will be voted FOR the reelection of the nominees named thereon.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Meeting is necessary to amend the 1997 Option Plan. The effect of an abstention or Non-vote is the same as a vote against the amendment of the 1997 Option Plan. If the enclosed Proxy is signed, dated and returned by the stockholder, but no vote is specified thereon, the shares held by such stockholder will be voted FOR the approval of the amendment of the 1997 Option Plan.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Meeting is necessary to ratify the selection of Clark Schaefer as the independent accountants of the Company for the current fiscal year.

The effect of an abstention or a Non-vote is the same as a vote against ratification. If the enclosed Proxy is signed and dated by the stockholder, but no vote is specified thereon, the shares held by such stockholder will be voted FOR the ratification of the selection of Clark Schaefer as independent accountants.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Stockholders of record as of the close of business on March 11, 1998, will be entitled to one vote for each share then held. As of that date, the Company had 1,192,029 shares of Common Stock issued and outstanding.

         The following table sets forth, as of March 11, 1998, share ownership information regarding (i) those persons or entities who were known by management to own beneficially more than five percent of the outstanding shares of Common Stock; and (ii) all directors and executive officers of the Company and its most significant subsidiary, The Franklin Savings and Loan Company ("Franklin"), as a group.

                                                                       Shares Beneficially              Percent of
 Name and Address of Beneficial Owner                                        Owned                         Class
 ------------------------------------                                  -------------------              ----------

Thomas H. Siemers(1)                                                         156,374                        13.1%
  First Franklin Corporation
  4750 Ashwood Drive
  Cincinnati, Ohio  45241

Jeffrey L. Gendell (2)                                                        67,800                         5.9
  200 Park Avenue, Suite 3900
  New York, New York  10166

All directors and executive officers of Franklin                             297,299                        24.9
  and the Company as a group (10 persons)(3)
-----------------------------

(1)      Mr. Siemers, the President and Chief Executive Officer of the Company, has sole voting and investment power with respect to 70,811 shares and shared voting and investment power for 18,600 shares, which Mr.
         Siemers holds jointly with his spouse. Mr. Siemers has sole voting and/or investment power with respect to 24,488 shares allocated to his account in The Franklin Savings and Loan Company Employee Stock
         Ownership Plan ("ESOP"). Finally, as the ESOP trustee, Mr. Siemers may be deemed to have voting power, investment power or both with respect to another 42,475 shares of Common Stock held by the ESOP, which have not been allocated to the accounts of individual participants or which have been allocated to the accounts of individual participants and which may still be sold by the trustee.

(2)      Mr. Gendell has sole voting and investment power with respect to 6,000 shares and shared voting and investment power with respect to 61,800 shares, which are beneficially owned by Tontine Financial
         Partners, L.P., for which Tontine Management, L.L.C., is the general partner. Mr. Gendell is the
         Managing Member of Tontine Management, L.L.C., and in that capacity, directs its operations.

(3)      Includes shares held directly, shares allocated to executive officers' accounts in the ESOP and shares held by controlled corporations or certain family members, over which shares the specified individuals or group effectively exercise sole or shared voting and investment power. Such amount also includes the shares that may be deemed to be beneficially owned by Mr. Siemers, as trustee of the ESOP of Franklin.
         Share information for each director of the Company is included under "Election of Directors."

                              ELECTION OF DIRECTORS

         The Board of Directors is currently composed of five members. Directors are elected to serve for three-year terms or until their respective successors are elected and qualified. Approximately one-third of the Board of Directors of the Company is elected annually.

         The full Board of Directors acts as a nominating committee for the annual selection of its nominees as directors. While the nominating committee and the Board of Directors will consider nominees recommended by others, it has not actively solicited nominations or established any procedures for this purpose.

         The following table sets forth certain information regarding the composition of the Company's Board of Directors, including terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at this Meeting for the reelection of the nominees indicated below. If either of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why either of the nominees might be unable to serve if elected. Except as disclosed herein, there are no arrangements or understandings between either of the nominees and any other person pursuant to which either of the nominees were selected.

                              Positions held with         Year first                            Shares
                                  the Company        elected director of      Term to     beneficially owned     Percent
Name                 Age(1)       and Franklin       the Company/Franklin     expire     at March 11, 1998(2)    of class
----                 ---          ------------       --------------------    ----------  ------------------      --------

                                                         NOMINEES

James E. Hoff, S.J.    65           Director              1993/1993            2001                   -                -


Thomas H. Siemers      64       President, Chief          1987/1953            2001             156,374(3)          13.1%
                               Executive Officer
                                  and Director

                                               DIRECTORS REMAINING IN OFFICE

John L. Nolting        65           Director              1987/1981            1999               1,000              0.1

James E. Cross         62           Director              1996/1978            2000              21,056              1.8

Richard H. Finan       63           Director              1987/1968            2000              51,616 (4)          4.3

-------------------------------

(1)      As of March 11, 1998.

(2)      Unless otherwise indicated by footnote, the individual has sole voting and investment power with respect to all shares reported as owned.

(3)      See footnote 1 to table under "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF."

(4)      Mr. Finan has shared voting and investment power over 50,000 shares of Common Stock.

         The business experience of each director during the last five years is as follows:

         JAMES E. HOFF, S.J., has been the President of Xavier University in Cincinnati, Ohio, since 1991. Prior to his arrival at Xavier, Fr. Hoff was President of the Creighton Foundation and Vice President of University Relations at Creighton University.

         THOMAS H. SIEMERS has been employed by Franklin since 1949, has been a director of Franklin since 1953, and has served as President and Chief Executive Officer since 1968. From 1978 to 1983, Mr. Siemers served as a director of the Federal Home Loan Bank of Cincinnati. Mr. Siemers also served as the Chairman of the Ohio Savings and Loan League in 1981 and 1982 and on the Executive Committee of the U.S. League of Savings Institutions from 1982 to 1985.

         JOHN L. NOLTING has been the President and Chief Executive Officer of DataTech Services, Inc., a computer service company located in Cincinnati, since 1974. He also serves as the President and Chief Executive Officer of Queen City Leasing, an automobile leasing company located in Cincinnati, and a Director and the President of DirectTeller Systems, Inc.

         JAMES E. CROSS is a partner in the Dayton, Ohio law firm of Allbery Cross Fogarty and has practiced with that firm since 1985. He was a member of the Board of Directors of Central Savings in Dayton, Ohio when it merged with Franklin in 1978, and has served as a director of Franklin since then.

         RICHARD H. FINAN is the President of the Ohio State Senate. He has been a member of the State legislature since 1973 and has had a legal practice since 1959. Mr. Finan also serves as legal counsel for Madison Service Corporation, Franklin's wholly-owned subsidiary, and DirectTeller Systems, Inc., a joint venture between the Company and DataTech Services, Inc. Mr. Finan is also a director of Carillon Funds, Inc., a company that has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act").

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         Regular meetings of the Company's Board of Directors are held quarterly. During the year ended December 31, 1997, the Company's Board of Directors held a total of five regular and special meetings. No incumbent director of the Company attended fewer than 75% of the total meetings of the Company's Board of Directors and meetings held by all committees of the Company's Board of Directors on which such director served during this period.

         The Company has an Audit Committee, which is composed of the four outside directors. The Audit Committee met once during 1997. The Company has no standing compensation or nominating committees. The full Board of Directors acts as the nominating committee for the annual selection of its nominees for election of directors. During 1997, the Board of Directors met once acting as a nominating committee. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited nominations nor established any procedures for this purpose.

         The Board of Directors of Franklin, the principal subsidiary of the Company, consists of the five directors of the Company, Donald E. Newberry, Sr., and Mary W. Sullivan. Regular meetings of Franklin's Board of Directors are generally held on a monthly basis. Franklin's Board of Directors held a total of 13 regular and special meetings during 1997. No director attended fewer than 75% of the total meetings of Franklin's Board of Directors and meetings held by all committees of Franklin's Board of Directors on which such director served. The Board of Directors of Franklin has standing Executive and Compensation Committees.

         The Executive Committee consists of the President and one member of Franklin's Board of Directors who is selected weekly on an alternating basis from the entire Board. This committee meets weekly (except during weeks when the full Board meets) and exercises the power of Franklin's Board of Directors between regular Board meetings. All actions of this committee are reviewed and ratified by Franklin's full Board of Directors. This committee met 40 times during 1997.

         Franklin's Compensation Committee reviews and makes recommendations to Franklin's Board of Directors with respect to executive compensation and other benefit programs. The Compensation Committee is comprised of Messrs. Siemers, Finan and Nolting. One meeting was held by this committee during 1997.

COMPENSATION OF THE BOARD OF DIRECTORS

         During 1997, each director of the Company received fees of $1,000 for each meeting of the Board of Directors of the Company held during the year. Each director of Franklin, except for Mr. Siemers, received fees of $1,000 for each meeting of the Board of Directors of Franklin held during the year. No fees are currently paid by the Company or Franklin for committee membership. Directors' fees for the Company and Franklin have been increased to $1,250 for each meeting during 1998.

EXECUTIVE OFFICERS

         The following information as to the business experience during the past five years is supplied with respect to executive officers of the Company and Franklin who do not serve on the Company's Board of Directors. Each officer is elected annually to serve until his or her successor shall have been elected and qualified, or until he or she shall resign or be removed by the Board of Directors. There are no arrangements or understandings between the persons named and any other person pursuant to which such officers were selected.

         JOSEPH F. HUTCHISON, age 56, joined the Company and Franklin in 1997 as Senior Vice President of Corporate Development. Prior to joining the Company, Mr. Hutchison served as President and Chief Executive Officer of Suburban Federal Savings Bank and Suburban Bancorporation, Inc., of Cincinnati, Ohio. Mr. Hutchison is currently a director of the Federal Home Loan Bank of Cincinnati and a trustee of the Ohio League of Financial Institutions.

         GRETCHEN J. SCHMIDT, age 41, has been the Corporate Secretary/Treasurer of the Company since 1988. She also serves as Vice President of Operations of Franklin. Ms. Schmidt has held a variety of part-time positions with Franklin since 1971, and full-time positions since 1978. Currently, she is responsible for branch operations and general corporate administration. Ms. Schmidt is the daughter of President Siemers.

         DANIEL T. VOELPEL, age 49, has been Vice President/Chief Financial Officer of the Company since 1988. He also serves as Vice President/Chief Financial Officer of Franklin and Treasurer of DirectTeller Systems, Inc., and Franklin's subsidiary, Madison Service Corporation. He has been with Franklin since 1983.

EXECUTIVE COMPENSATION

         The Company currently does not pay any compensation to its executive officers. The following table shows the compensation paid or granted by Franklin and its subsidiaries for services rendered during the periods indicated to each executive officer whose annual compensation exceeded $100,000 during the fiscal year.

                           Summary Compensation Table
                           --------------------------

                                        -------------------------------------------------------------
                                             Annual Compensation          Long Term Compensation
---------------------------------------------------------------------------------------------------------------------------
                                                                                  Awards
Name and Principal               Year     Salary ($)      Bonus ($)      Restricted     Securities  All Other Compensation
Position                                                                Stock Awards    Underlying
                                                                            ($)          Options/
                                                                                        SARs(#)(1)
---------------------------------------------------------------------------------------------------------------------------

THOMAS H. SIEMERS -              1997        $213,562           -            -             6,500              $28,826(2)
President, Chief Executive       1996         208,512           -            -                 -               28,454(3)
Officer and Director of the      1995         204,922           -            -                 -               14,365(4)
Company, Franklin and Madison
Service Corporation; Chairman
of the Board of DirectTeller
Systems, Inc.

DANIEL T. VOELPEL - Vice         1997        $108,870           -            -             3,000              $19,804(2)
President and Chief Financial    1996         105,120     $ 2,000            -                 -               20,277(3)
Officer of the Company and       1995          97,957           -            -                 -                9,398(4)
Franklin and Treasurer of
Madison Service Corporation
and DirectTeller Systems, Inc.
-----------------------------

(1)      Represents the number of shares of Common Stock underlying options granted to Mr. Siemers and Mr. Voelpel pursuant to the 1997 Option Plan.

(2)      Consists of contributions to the Company's defined contribution pension plan in the amount of $16,000 and
         $10,992 on behalf of Messrs. Siemers and Voelpel, respectively, and the $12,826 and $8,812 value of the allocations to the ESOP accounts of Messrs. Siemers and Voelpel, respectively.

(3)      Consists of contributions to the Company's defined contribution pension plan in the amount of $15,000 and
         $11,017 on behalf of Messrs. Siemers and Voelpel, respectively, and the $13,454 and $9,260 value of the allocations to the ESOP accounts of Messrs. Siemers and Voelpel, respectively.

(4)      Consists of the value of the allocations to the ESOP accounts of Messrs. Siemers and Voelpel, respectively.

STOCK OPTION PLAN

         At the 1997 Annual Meeting of the Stockholders of the Company, the stockholders approved the 1997 Option Plan. The Board of the Directors reserved 117,323 shares of common stock, which was equal to 10% of the then-outstanding common shares, for issuance by the Company upon the exercise of options to be granted to certain directors, officers and key employees of the Company and its subsidiaries, including Franklin, from time to time under the 1997 Option Plan. Options to purchase 46,100 shares of common stock of the Company have been awarded pursuant to the 1997 Option Plan.

         The 1997 Option Plan is administered by a committee of non-employee directors of the Company (the "Stock Option Committee"), which may grant options under the 1997 Option Plan at such times as it deems most beneficial to the Company on the basis of the individual participant's position and duties, the value of the individual's service and responsibilities to the Company and any other factor the Stock Option Committee deems relevant. Options granted to the officers and employees under the 1997 Option Plan may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which, if certain conditions are met, permits the optionees to delay the recognition of federal taxable income on the shares received upon the exercise of the options. Options granted under the 1997 Option Plan to directors who are not employees of the Company or Franklin will not qualify under the Code and thus will not be ISOs ("Non-qualified Stock Options").

         The option exercise price for ISOs and Non-qualified Stock Options is determined by the Stock Option Committee at the time of option grant. The exercise price for an ISO must not be less than 100% of the fair market value of the shares on the date of the grant; provided, however, for an employee who owns more than 10% of the Company's outstanding common shares, the exercise price of an ISO may not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. No stock option will be exercisable after the expiration of ten years from the date of the grant. An option cannot be transferred or assigned other than by will or in accordance with the laws of descent and distribution. Termination for cause, as defined in the 1997 Option Plan, will result in the annulment of any outstanding options.

         The following table sets forth information regarding all grants of options to purchase common shares of the Company made to the individuals named in the Summary Compensation Table during 1997:

                                       Option/SAR Grants In Last Fiscal Year

                                                 Individual Grants
--------------------------------------------------------------------------------------------------------------------

                                Number of              % of Total
                               Securities             Options/SARs
                               Underlying              Granted to
                              Options/SARs            Employees in        Exercise or Base         Expiration
Name                            Granted (#)         1997 Fiscal Year      Price ($/Share)            Date
----                          -------------         ----------------      ----------------         ----------
Thomas H. Siemers                 6,500(1)                 15.8%                $29.70           December 19, 2002
Daniel T. Voelpel                 3,000(1)                  7.3%                 27.00           December 19, 2007
------------------------

(1)      The option was granted on December 19, 1997, and is first exercisable with respect to one-third of the shares subject to the option on each of January 20, 1999, January 20, 2000, and January 20, 2001, provided that both the option recipient and the Company achieve specified performance goals in 1998. If the recipient achieves his 1998 performance goals and the Company fails to achieve its 1998 performance goals, the recipient may exercise only 50% of his allocated options. If the recipient fails to achieve his 1998 performance goals, no options will be exercisable. The options are intended to qualify as ISOs.

         The following table sets forth certain information concerning the number and value of stock options at December 31, 1997, held by the individuals named in the Summary Compensation Table.

                          Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
                          --------------------------------------------------------------------------------

                                             Value            Number of unexercised     Value of unexercised in-the-money
                         Shares acquired    realized      options/SARs at FY-end (#)       options/SARs at FY-end ($)(3)
                                                          --------------------------    --------------------------------
Name                     on exercise (#)      ($)         Exercisable  Unexercisable     Exercisable       Unexercisable
----                     ---------------      ---         -----------  -------------     -----------       -------------

Thomas H. Siemers              13,972      $197,337 (1)         -             6,500              -              $10,075
Daniel T. Voelpel              12,200       134,200 (2)         -             3,000              -               12,750
----------------------------------

(1)      Value is based upon the sales price of $18.50 and $19.75 per share of the Common Stock as reported on The
         Nasdaq National Market on the dates closest in time to the exercise of the options by Mr. Siemers, less the option exercise price of $5.00 per share.

(2)      Value is based upon the sales price of $16.00 per share of the Common Stock as reported on The Nasdaq National
         Market on the date closest in time to the exercise of the option by Mr. Voelpel, less the option exercise price of $5.00 per share.

(3)      Value is based upon the sales price of $31.25 per share of the Common Stock as reported on The Nasdaq National
         Market on December 31, 1997, less the option exercise price of $27.00 per share for Mr. Voelpel and $29.70 per share for Mr. Siemers.


EMPLOYMENT CONTRACT

         On May 1, 1984, the Board of Directors of Franklin approved a five-year employment agreement with Mr. Siemers. The contract provides for automatic extensions of one year each upon the expiration of each year of the contract, until either Franklin or Mr. Siemers gives written notice to the contrary. The contract provides for termination: (1) upon the employee's death, (2) for cause,
(3) without cause and (4) upon certain events defined by federal regulations.

         The employment agreement provides for a salary as determined by the Board of Directors but not less than the employee's current annual salary. Salary increases will be reviewed not less often than annually. The contract provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel.

         The contract provides for payment to the employee of an amount equal to the present value of the employee's salary for the unexpired term of the contract in the event there is a change in control of Franklin where employment terminates involuntarily in connection with such change of control or within six months thereafter. If Mr. Siemers' employment were terminated in connection with a change in control while earning his current salary as of December 31, 1997, at which date the unexpired term of the contract was 52 months, Mr. Siemers could have received a cash payment of up to approximately $796,000 pursuant to his contract. Such termination payments are provided on a similar basis in connection with a voluntary termination of employment in connection with a change in control which was at any time opposed by Franklin's Board of Directors.

TRANSACTIONS WITH MANAGEMENT AND INDEBTEDNESS OF MANAGEMENT

         Franklin, like many financial institutions, has followed a policy of granting to its officers, directors and employees loans for the financing and improvement of their personal residences and consumer loans for other purposes. Except as set forth below, such loans are made in the ordinary course of business and are made on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Currently, for loans to the employees, directors and officers of the Company or Franklin and their family members, interest rates are generally set at 1% over Franklin's cost of funds, subject to adjustment to market rates in the event that the employment relationship is terminated. If the employment relationship is terminated, the rate will revert to the contract rate and the modification will be canceled. Loan fees on mortgage loans are generally waived except to the extent of direct loan origination expenses incurred by Franklin. Other loans are reviewed on an individual basis and any preferential treatment given is based on the employees length of service, work performance and past credit history.

         Set forth below is certain information at December 31, 1997, as to all loans made by Franklin to each of its or the Company's current directors or executive officers which were granted at less than market rates and which for any one individual resulted in an aggregate indebtedness to Franklin exceeding $60,000 at any time since January 1, 1996:

                                                      Largest amount    Balance as of                     Market interest
                                      Nature of      outstanding since   December 31,   Current interest  rate at the time
       Name        Date of loan     indebtedness      January 1, 1996      1997              rate          of origination
       ----        ------------     ------------     -----------------  -------------   ----------------  --------------

Richard H. Finan      6/15/84    First mortgage -         $ 82,498           $73,766          6.625%            10.500%
                                 personal residence

Gretchen J.          12/24/96    First mortgage -          146,700           144,856          5.875              7.875
Schmidt                          personal residence

                      2/7/97     Consumer loan              19,413            16,651          7.000              9.000


         The Company owns a 51% interest in DirectTeller Systems, Inc. ("DirectTeller"), an Ohio corporation that markets computer software developed by DataTech Services, Inc. ("DataTech"), to financial institutions. Director Nolting is the President and Chief Executive Officer of DataTech. When this venture was approved by the Board of Directors of the Company in 1989, Director Nolting abstained from voting on the matter. The Company initially contributed $50,000 and DataTech contributed the software it developed to the initial capitalization of DirectTeller. The Company is responsible for maintaining the financial records of DirectTeller and DataTech is obligated to manage the day to day operations of DirectTeller, including software maintenance and marketing. DataTech does not receive a management fee for performing these services. The Company's investment in Direct Teller was $50,000 at December 31, 1997.

         Director Finan is an attorney at law who from time to time provides legal services to Madison Service Corporation and DirectTeller. During the year ended December 31, 1997, fees paid by the subsidiaries of Franklin and the Company did not exceed five percent of Mr. Finan's gross revenues for the last fiscal year.

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership in the Company by the tenth day of the month following a change. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filings required were timely filed.

                     AMENDMENT OF THE 1997 STOCK OPTION PLAN

GENERAL

         On December 19, 1997, the Board of Directors of the Company adopted an amendment (the "Amendment") to the 1997 Option Plan that would permit all employees of the Company (or a corporation or entity in which the Company controls more than 50% of all voting power), including part-time employees, to be eligible for stock option awards. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE AMENDMENT TO THE 1997 OPTION PLAN.

PURPOSE

         With the competition for employees that exists in the Company's market areas, the attraction and retention of all levels of skilled employees has become more difficult. Permitting all 59 employees to be eligible for awards of stock options increases management's flexibility to provide competitive compensation in a manner that is cost-effective for the Company. Such flexibility is especially important for the attraction and retention of part-time employees, who may not be eligible for other benefit plans.

         In addition to helping to attract and retain skilled employees, stock option awards strengthen the mutuality of interests between the individual participants and the Company's stockholders. Such alignment of interests is reinforced by basing the exercisability of awarded stock options contingent upon the attainment of goals set for both the Company and the individual participant.

CHANGES TO THE 1997 OPTION PLAN

         The Amendment changes three sections of the 1997 Option Plan. The Amendment deletes the word "key" from the phrase "other key employees" contained in Section 1, which, as amended, reads as follows:

                    PURPOSE. The Purpose of The First Franklin Corporation 1997 Stock Option and Incentive Plan (this "Plan") is to promote the best interests of First Franklin Corporation (the "Company") and its stockholders by enabling the Company to attract, retain and reward directors, officers, managerial and other employees of the Company and any Subsidiary (hereinafter defined), and to strengthen the mutuality of interest between such directors, officers and employees of the Company and the Company's stockholders.

         The Amendment adds the phrase "including part-time employment" to the definition of "Employment" contained in Section 2(f), which, as amended, reads as follows:

                    "Employment" means regular employment, including part-time employment, with the Company or a Subsidiary and does not include service as a director or officer only.

         The Amendment also makes both of the above-described changes to Section 6, which, as amended, reads as follows:

                    ELIGIBILITY AND GRANTS. Persons eligible for Stock Options under this Plan shall consist of directors, officers and managerial and other employees of the Company or a Subsidiary, including part-time employees, who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company or a Subsidiary. In selecting the directors, officers and employees to whom Stock Options will be awarded and the number of shares subject to such Stock Options, the Committee shall consider the position, duties and responsibilities of the eligible directors, officers and employees, the value of their services to the Company and the Subsidiaries and any other factors that the Committee may deem relevant. No director, officer or employee shall have any right or entitlement to receive a Stock Option.

EFFECT ON EXISTING STOCKHOLDERS

         The Amendment does not affect the rights or ownership interests of existing stockholders. The maximum number of shares of Common Stock reserved for issuance to participants in the 1997 Option Plan remains at 117,323 shares of Common Stock, the amount previously reserved by the Board of Directors. The 1997 Option Plan is still administered by the Stock Option Committee, which may still grant options at such times as it deems most beneficial to the Company on the basis of an individual participant's position, duties and responsibilities, the value of the individual's services to the Company and any other factor the Stock Option Committee deems relevant. The terms and tax treatment of the options and the termination date of the 1997 Option Plan also remain unchanged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1997 OPTION PLAN.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors approved the selection of Clark Schaefer to replace Coopers & Lybrand L.L.P. ("Coopers") as the Company's independent accountants effective September 30, 1996. Coopers had served as the Company's independent accountants for all fiscal years since its inception in 1987. This change in accountants has resulted in a significant decrease in the amount of accounting fees paid by the Company.

         Coopers' reports on the consolidated financial statements of the Company for the two years ended December 31, 1995, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Coopers on any matter of accounting principles or practices, consolidated financial statement disclosure or audit scope or procedure during the two years ended December 31, 1995, and the subsequent interim periods through September 27, 1996.

         The Board of Directors' decision to engage Clark Schaefer as its independent accountants was based on that firm's experience with community-based financial institutions. Prior to selecting and engaging Clark Schaefer as its independent accountants, the Company did not request or obtain any advice from Clark Schaefer concerning any material accounting, auditing or financial reporting issue regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

         Clark Schaefer conducted the independent audit of the Company for the years ended December 31, 1996 and 1997 and the Board of Directors has selected Clark Schaefer as the independent accountants of the Company for the fiscal year ended December 31, 1998.

         The Board of Directors is requesting and recommends that the stockholders of the Company ratify the selection of Clark Schaefer as the independent accountants of the Company for the current fiscal year. Management of the Company expects that a representative of Clark Schaefer will be present at the Annual Meeting, and that such representative will have an opportunity, if desired, to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF CLARK SCHAEFER AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR.

                              STOCKHOLDER PROPOSALS

         To be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal requesting action at such meeting must be received at the Company's main office, 4750 Ashwood Drive, Cincinnati, Ohio 45241, no later than November 26, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, as provided for in the Bylaws of the Company, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

         The Company's Annual Report to Stockholders, including financial statements, is also enclosed. Any stockholders who have not received a copy of such Annual Report may obtain a copy by writing to the Company. Such Annual Report is not to be treated as part of the proxy solicitation materials, nor as having been incorporated herein by reference.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/  THOMAS H. SIEMERS
                                        -------------------------------------
                                        Thomas H. Siemers
                                        President and Chief Executive Officer

Cincinnati, Ohio
March 26, 1998